Exhibit 10.1

Execution Copy

MANAGEMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of the 1st day of June 2016, by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), MORGAN STANLEY SMITH BARNEY SPECTRUM TECHNICAL L.P., a Delaware limited partnership (the “Partnership”) and FORT, L.P., a Delaware limited partnership (the “Advisor” or “FORT”).

W I T N E S S E T H :

WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized to trade, buy, sell, spread, or otherwise acquire, hold, or dispose of commodities (which may include foreign currencies, mortgage-backed securities, money market instruments, financial instruments and any other securities or items which are now, or may hereafter be, the subject of futures contract trading), domestic and foreign commodity futures contracts, commodity forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, and any rights pertaining thereto and securities (such as United States Treasury bills) approved by the Commodity Futures Trading Commission (the “CFTC”) for investment of customer funds, and to engage in all activities incident thereto; and

WHEREAS, the Fifth Amended and Restated Limited Partnership Agreement made as of January 1, 2016 (the “Partnership Agreement”), permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and

WHEREAS, the Advisor is registered as a commodity trading advisor with the CFTC and is a member of the National Futures Association (“NFA”); and

WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and

WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole discretionary authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by CMF and deposited in one or more accounts established by the Partnership at one or more clearing brokers for the Advisor’s trading (all such accounts collectively being referred to herein as the “Account”) in commodity interests, including commodity futures contracts, options on futures contracts and forward contracts, including foreign exchange forwards, foreign exchange swaps and non-deliverable foreign exchange forwards. The Advisor may also engage in swap transactions and other derivative transactions and trade other instruments on behalf of the Partnership with the prior written approval of CMF and subject to its obtaining all required registrations or licenses. All such trading by the Advisor on behalf of the Partnership shall be in accordance with the Advisor’s Global Contrarian Program as described in the Advisor’s CTA Disclosure Document, dated August 2014 (the “Disclosure Document”), and implemented by the Advisor on behalf of FORT Global Contrarian, L.P. (the “Program”), a summary of which is contained in Appendix A hereto, and subject to the trading policies of CMF expressly set forth in Appendix B hereto (the “CMF Trading Policies”). CMF may change the CMF Trading Policies upon at least 5 business days’ notice to the Advisor by providing Advisor an amended Appendix B; provided, that (i) any open positions or other investments at the time such change in the CMF Trading Policies is effective shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading; and (ii) the Advisor may immediately terminate this Agreement if it determines, reasonably and in good faith, that a change in the CMF Trading Policies would require the Advisor to trade for the Account in a manner that is materially different than the Program. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses.

(b) CMF acknowledges that it has received and understood the contents of the Advisor’s Disclosure Document. All trades made by the Advisor for the Account shall be cleared through such clearing futures commission merchants as CMF shall direct (“Clearing Brokers”) and shall be executed through such commodity broker or other executing brokers listed on Appendix D hereto or in the future selected by the Advisor with the prior approval of CMF (which approval may be given via EGUS or by email), and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. Moreover, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions permitted under Section 1(a) of this Agreement with such swap dealers or other counterparties as it may choose for execution with instructions to give-up the trades to the broker designated by CMF provided that the swap dealer or counterparty and any give-up or other fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy). The Clearing Brokers shall at all times have custody of the assets in the Account, and the Advisor shall not be responsible for the management of any cash or reserve assets held in the Account.

(c) CMF agrees that on or about June 1, 2016 (the “Funding Date”), the Partnership shall deposit approximately $20 million of cash in the Account (such amount, as increased or decreased by gains, losses, additional capital contributions and withdrawals, the “Actual Funds”). The Partnership and the Advisor agree that the Advisor shall trade the account as though the Partnership had deposited 1.25 times the Actual Funds in the account (the “Trading

Level”). For example, if the Partnership deposits $40 million in Actual Funds in the Account, the Advisor shall implement the Program for the Account as though the Partnership deposited $50 million in Actual Funds in the Account. For the avoidance of doubt, the actual amount of leverage applied to the assets of the Account may substantially exceed 1.25 times Actual Funds, as the Program itself – as implemented on a fully funded basis – is highly leveraged. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the Program which the Advisor, in its sole discretion, deems material (it being acknowledged by CMF and the Partnership that the Program is updated and modified by the Advisor from time to time as a matter of course, as described in the Disclosure Document, and not all updates and modifications constitute material changes to the Program). If the Advisor deems such change in the Program to be material, the material change in system or methodology or markets traded will not be implemented for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the Program that would cause the description of it in Appendix A to be materially inaccurate. The Advisor has provided the Partnership with a current list of all commodity interests that may be traded for the Account in Appendix C and the Advisor will not trade any additional commodity interests for the Account without providing an amended Appendix C to CMF and receiving CMF’s written approval. In the event that CMF does not consent to a material change to the Program or additional commodity interests that may be traded for the Account, the Advisor may terminate this Agreement or cease trading for the Account immediately if it determines, reasonably and in good faith, that CMF’s lack of consent would require the Advisor to trade for the Account in a manner that is materially different than the Program. For the avoidance of doubt, the fact that the Advisor does not cause the Account to hold one or more commodity interests from time to time shall not constitute a material change in the Program. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the dollar value of the assets under the Advisor’s management. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.

(d) The Advisor agrees to provide to the Partnership: (i) the Disclosure Document, and any material amendments or updates thereto promptly after such amendment or update is made; (ii) the Advisor’s performance and related disclosures and statistics with respect to the Program; (iii) the name and general description of the Program; and (iv) such other information as the Partnership and its designees may reasonably request to comply with applicable law and in connection with any due diligence or other investigation that may be conducted at any time and from time to time (collectively, the “Advisor Information”). Notwithstanding Sections 1(e) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless such disclosure is required by federal or state law or NFA rule or order. The Partnership may use

Advisor Information in a disclosure document or investor or prospective investor reports or similar material (collectively, “Investor Materials”); provided that the Advisor has previously reviewed and approved the Advisor Information for inclusion in such Investor Materials (provided, that repeated consent by the Advisor shall not be required for repeated use of the same Advisor Information previously approved by the Advisor so long as such repeated use is materially consistent with the context and content of what the Advisor previously approved and the content of such Advisor Information has not been changed or altered by CMF or the Partnership). If the Advisor becomes aware that any Advisor Information approved for use in the Investor Materials contains an untrue statement of a material fact or, when read in the aggregate, omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Advisor shall inform CMF as soon as reasonably practicable. For the avoidance of doubt, none of the Advisor, its affiliates, and its or their respective principals, managers, members, partners, directors, officers, shareholders or employees (collectively, the “Advisor Parties”) is responsible for the content of the Investor Materials (other than the accuracy of the Advisor Information approved for use by the Advisor), nor is any Advisor Party responsible for any marketing, solicitation, or sale activities relating to the Partnership.

(e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion; provided, that the Advisor shall have sole discretionary authority over the assets of the Account. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the last day of a calendar month. Notwithstanding the foregoing, the Advisor understands that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. The Advisor shall use commercially reasonably efforts to promptly comply with such requests in accordance with the CMF Trading Policies, and the Advisor shall not be responsible or liable for any adverse consequences to the Account or the Partnership resulting from the Advisor complying with such request (provided that the Advisor does not act in bad faith in doing so). CMF agrees that the Advisor shall not be in breach of the CMF Trading Policies as a result of liquidations if specifically authorized by CMF to make liquidations which are not in accordance with the CMF Trading Policies. CMF will use its best efforts to give at least two business days’ prior notice to the Advisor of any such reallocations or liquidations.

(g) The Advisor shall use commercially reasonable efforts to identify and promptly correct any errors with respect to the Account’s trading activities, including any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership. The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any Material Advisor Errors (as defined below) and any failures, errors or omissions by any broker (“Broker Errors”) used by Advisor on behalf of the Account that, either individually or collectively, have an adverse effect on the Account. In the event of a Broker Error, the Advisor agrees to use commercially reasonable efforts to pursue an appropriate financial remedy on CMF’s and the Partnership’s behalf with the relevant broker; provided, that CMF or the Partnership shall pay or reimburse Advisor for any material out-of-pocket costs and expenses incurred by Advisor in doing so; and, provided further, that Advisor obtain CMF’s written consent prior to incurring a single cost or expense of $2,000 or more. Notwithstanding anything in this Agreement to the contrary, CMF accepts that the Advisor is not responsible and shall not be liable for any loss, liability or expense resulting from trade errors committed by the Advisor (including any technological or machine errors associated with implementing the Program) other than Material Advisor Errors. “Material Advisor Errors” are solely those errors committed or caused by Advisor in transmitting orders for the purchase or sale of commodity interests for the Account that (i) result in a loss greater than 0.03% of 1.25 times the Actual Funds as of the date such error occurred and (ii) are due to either (1) manual intervention by a human employee of Advisor or (2) malfunctions in Advisor’s trade management system for which no remedial action is taken by Advisor promptly upon becoming aware of such malfunction.

2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership. For the avoidance of doubt, other than its responsibility for directing the trading and investment activities of the Account pursuant to the terms of this Agreement, the Advisor is not responsible for and shall not participate in the operations, management and administration of the Partnership (including, but not limited to, any marketing or solicitation activities).

3. COMPENSATION.

(a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable as of the end of each calendar year equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership (the “Incentive Fee”) and (ii) a monthly fee for professional management services equal to 1/12 of 1.25% (1.25% per year) of the Net Assets of the Partnership allocated to the Advisor as of the opening of business on the first day of each calendar month commencing with the month in which the Partnership begins to receive trading advice from the Advisor pursuant to this Agreement (the “Management Fee”).

(b) “Net Assets” shall have the meaning set forth in Section 7(d)(1) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, administrative fees or incentive fees accrued or payable as of the date of such determination.

(c) “New Trading Profits” shall mean the excess, if any, of Net Assets managed by the Advisor at the end of the fiscal period over Net Assets managed by the Advisor at the end of the highest previous fiscal period (after reduction for the Incentive Fee then due) or Net Assets allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets resulting from redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses of the Partnership shall be attributed to the Account based on the proportionate share of the Partnership’s Net Assets allocated to the Account. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. The initial Incentive Fee shall be paid to the Advisor as of the end of the calendar year in which Advisor commenced trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of such calendar year. Interest income earned, if any, will not be taken into account in computing the Account’s Net Assets and the New Trading Profits earned by the Advisor. If Net Assets allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions effective as of the same date), there will be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d) Annual Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable. In the event of the termination of this Agreement as of any date which shall not be the end of a fiscal year or a calendar month, as the case may be, the annual Incentive Fee shall be computed as if the effective date of termination were the last day of the then current year and the monthly Management Fee shall be prorated to the effective date of termination. If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.

(e) In the event of any dispute over the amounts so due, the Partnership shall promptly pay the full amount not reasonably considered the subject of dispute, and the remainder as soon as practicable after the dispute is resolved. Upon request of the Advisor, CMF shall provide such books and records of the Partnership as are reasonable necessary to support the calculation of Management Fees and Incentive Fees

(f) The provisions of this Section 3 shall survive the termination of this Agreement.

4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) Except as otherwise provided herein, the services provided by the Advisor hereunder are not to be deemed exclusive. CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor Parties may render advisory, consulting and management services to other clients and accounts. The Advisor Parties shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of commodity trading advice to other accounts will not affect the capacity of the Advisor to render services to the Account as contemplated by this Agreement.

(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use methods for the Partnership in implementing the Program that are inferior to methods employed for any other client or account traded pursuant to the Program and that it will not knowingly or deliberately favor any client or account managed by it, on an overall basis, over any other client or account in any manner, it being acknowledged, however, that, among other factors, different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters (including the CMF Trading Policies), accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers, accounts subject to different fee terms and accounting mechanics and accounts with other differences may cause divergent trading results between the Account and the Advisor’s other accounts, and such differences do not constitute knowingly and deliberately favoring one account over another.

(c) CMF and the Partnership each acknowledge and agree that the Advisor Parties presently act, and may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.

(d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested in writing (including via email) by CMF, subject to the Advisor’s confidentiality obligations to the Advisor’s other accounts and provided that the Advisor shall not be required to disclose any client identities, client records, or other information that would violate any applicable legal or contractual restrictions applicable to the Advisor or any intellectual property or proprietary information. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.

5. TERM. (a) This Agreement shall continue in effect until December 31, 2016 (the “Initial Termination Date”). If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may terminate this Agreement upon 5 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per unit shall decline as of the close of business on any day to $4.00 or less; (ii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 50% or more as of the end of a trading day from such Net Assets’ previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement in any material respect; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the trading policies as set forth in the Partnership Agreement as it may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) either Yves Balcer or Sanjiv Kumar dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor; (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; or (xi) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b) The Advisor may terminate this Agreement by giving not less than 30 days’ notice to CMF (i) in the event that the trading policies as set forth in the Partnership Agreement are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) at any time after December 31, 2016; or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement. Notwithstanding the foregoing, the Advisor may immediately terminate this Agreement at any time if (i) CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended; or (ii) in accordance with Sections 1(a) and (c) of this Agreement.

(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.

(d) Except as otherwise provided in this Agreement, the termination of this Agreement shall not affect the settlement of any transactions made in good faith and pending at the date of termination.

(e) In the event of any termination of this Agreement, the Advisor shall cease to perform any and all of its duties and obligations under this Agreement, subject to Sections 3 and 6 of this Agreement.

6. INDEMNIFICATION. (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor or another Advisor Party was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor and each Advisor Party against any loss, liability, damage, fine, penalty obligation, cost, expense (including, without limitation, reasonable attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding (collectively, “Losses”) if the Advisor or such Advisor Party acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor or such other Advisor Party is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 14 of the Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor or such Advisor Party did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.

(ii) Without limiting subsection (i) above, to the extent that the Advisor or such other Advisor Party has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor or such other Advisor Party against the Losses incurred by it in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(iv) In the event the Advisor or such other Advisor Party is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor or such other Advisor Party against any Losses, incurred in connection therewith.

(v) As used in this Section 6(a), the term “CMF” shall include the Partnership.

(b)(i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any Losses reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (1) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (2) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.

(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, members or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any Losses incurred in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by the Advisor only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by the Advisor in a timely manner, subject to CMF’s approval, which approval shall not be unreasonably withheld. CMF will be deemed to have approved the Advisor’s selection unless CMF notifies the Advisor in writing, received by the Advisor within five days of CMF’s telecopying to CMF of the notice of the Advisor’s selection, that CMF does not approve the selection.

(c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.

(d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.

(e) The provisions of this Section 6 shall survive the termination of this Agreement.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

(a) The Advisor represents and warrants that:

(i) All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements and information not misleading.

(ii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement, including, without limitation, registration as a commodity trading advisor with the CFTC and membership in NFA.

(iii) The Advisor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to provide the services required of it hereunder.

(iv) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.

(v) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.

(vi) At any time during the term of this Agreement that Investor Materials are required to be delivered in connection with the offer and sale of Partnership interests, the Advisor agrees upon the request of CMF to promptly provide the Advisor Information.

(b) CMF represents and warrants for itself and the Partnership that:

(i) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.

(ii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.

(iii) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.

(iv) CMF will not, by acting as general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

(v) CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vi) The Partnership is a “qualified eligible person” as defined in Rule 4.7 under the Commodity Exchange Act and consents to the Advisor treating it as an exempt account under Rule 4.7(c).

(vii) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of Delaware and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(viii) CMF and the Partnership have received the Disclosure Document and are aware of all the risks and conflicts of interest associated with the Program as described therein.

(ix) The Advisor has not made any representation regarding the profitability of the Account or its ability to avoid losses.

(x) The assets of the Partnership are not and will not be during the term of this Agreement, “plan assets” for purposes of the U.S. Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). It will provide the Advisor with advance notice if it will breach this representation.

(xi) There are no material suits, actions or proceedings pending or threatened involving it, its affiliates or the Partnership, by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, or instrumentality, or any other governmental, regulatory or self-regulatory authority or any exchange.

8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.

(a) The Advisor agrees as follows:

(i) In connection with its activities on behalf of the Account, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii) The Advisor will (A) promptly notify CMF if the Advisor or any Advisor Party has been named in any suit, action or proceeding or any governmental or regulatory investigation regarding the provision of advisory, consulting or management services to CMF or other clients or accounts of Advisor or any Advisor Party and (B) provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with any investigation or audit of the Advisor’s or any Advisor Party’s business activities; in each case excluding routine regulatory audits, general information requests, industry “sweeps” or comparable proceedings and provided that the Advisor is not prohibited from doing so by applicable law, confidentiality obligation or at the request of the relevant regulator.

(iii) In the placement of orders for the Account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor (it being acknowledged that exact equality of treatment may not be possible in each and every instance). The Advisor acknowledges its obligation to review the positions, prices and equity in the Account daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any Material Advisor Error; (B) failures or errors by any executing brokers that, either individually or collectively, have an adverse effect on the Account; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the Account’s daily and monthly broker statements.

(iv) The Advisor will use its commercially reasonable efforts to close out all futures positions prior to any applicable delivery period, and will use its commercially reasonable efforts to avoid causing the Partnership to take delivery of any commodity.

(b) CMF agrees for itself and the Partnership that:

(i) CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

(ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.

(iii) CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to comply with Section 312 of the USA PATRIOT Act, including processes reasonably designed to identify clients that may be senior foreign political figures1, in accordance with applicable requirements and regulatory guidance, and to conduct enhanced scrutiny on such clients where required under applicable law. In addition, CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to prohibit accounts for foreign shell banks2 in compliance with Sections 313 & 319 of the USA PATRIOT Act.

[1]	A “senior foreign political figure” is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. For purposes of this definition, a “senior official” or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources. An “immediate family member” of a senior foreign political figure means spouses, parents, siblings, children and a spouse’s parents and siblings. A “close associate” of a senior foreign political figure means a person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure.

[2]	The term shell bank means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority. In addition, a shell bank generally does not employ individuals or maintain operating records.

9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.

11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.

12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

If to CMF or to the Partnership:

Ceres Managed Futures LLC

522 Fifth Avenue

New York, New York 10036

Attention: Patrick T. Egan

email: patrick.egan@morganstanley.com

If to the Advisor:

FORT, L.P.

2 Wisconsin Circle, Suite 850

Chevy Chase, Maryland 20815

Attention: Devan Musser (General Counsel/CCO)

email: legal@fortlp.com

13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.

15. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, other than persons not parties to this Agreement that have rights under Section 6 hereof.

16. CONFIDENTIALITY. The Advisor, CMF and the Partnership each acknowledge and agree that during the course of their association with one another, each party may receive and have access to certain information, data, notes, analyses, records, and materials of the other party, including, without limitation, information concerning the other party’s business affairs, CMF and the Partnership’s management arrangement with the Advisor and investment strategies, and all information regarding the Advisor, CMF and the Partnership (collectively, the “Confidential Information”). The term “Confidential Information” does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its representatives in violation hereof, (ii) was or becomes available to the receiving party on a non-confidential basis prior to its disclosure by the disclosing party or its representatives or agents to the receiving party or its representatives, (iii) becomes available to the receiving party or its representatives on a non-confidential basis from a source other than the disclosing party or its representatives or agents, provided that such source is not known to the receiving party to be bound by a confidentiality agreement with the disclosing party or its representatives or agents or otherwise prohibited from transmitting the information to the receiving party or its representatives by a contractual, legal or fiduciary obligation, or (iv) is independently developed by the receiving party or on its behalf, provided that such development was by the receiving party or on the receiving party’s behalf without the use of, or any reference to, the Confidential Information. None of the parties shall disclose to third parties or use any other party’s Confidential Information without such other party’s prior written consent, except as otherwise contemplated herein or as required by applicable law, a court of competent jurisdiction or any regulatory or self-regulatory organization, or as necessary to carry out its duties pursuant to this Agreement.

17. COUNTERPART ORIGINALS. This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

[Signature Page Follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

MORGAN STANLEY SMITH BARNEY SPECTRUM TECHNICAL L.P.

By:	Ceres Managed Futures LLC
(General Partner)

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

FORT, L.P.

By	/s/ Yves Balcer
Name: Yves Balcer
Title: CEO

By	/s/ Sanjiv Kumar
Name: Sanjiv Kumar
Title: President

APPENDIX A

FORT Global Contrarian’s investment objective is to achieve attractive absolute returns and reduced volatility of returns primarily through trading a broad spectrum of futures contracts, including contracts on short-term interest rates, bonds, currencies, stock indices, energy and metals. Global Contrarian is a systematic, technical, trend-anticipating trading program that attempts to profit from emerging trends by identifying price behaviors that signal possible turning points. Global Contrarian generally seeks to anticipate and capitalize on short-to-intermediate-term trends (two to six weeks). Unlike a trend-following program, which would attempt to identify existing trends, Global Contrarian attempts to anticipate trends before they occur. Global Contrarian takes positions while the market is moving against the signal. As a result, its performance can be much more volatile than traditional trend-following models, but the potential for diversification is much greater. In an attempt to reduce the volatility of returns, the allocation of capital is geographically diversified across Asia, Europe, Australia and North America. The Adviser exercises little or no discretion over the rule-based and computerized trading signals generated by Global Contrarian. Global Contrarian uses Bayesian learning techniques to systematically adjust model parameters, markets, and sectors. The learning process favors both winners and losers for allocations. For example, markets that underperform recently but perform well over the long-term are candidates for allocation. The full list of instruments to be traded in the portfolio is also listed below.

See the Disclosure Document for a more detailed description of the Global Contrarian Program, which is incorporated by reference herein.

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APPENDIX B

CMF Trading Policies Pursuant to Section 8(c) of the Partnership Agreement

Capitalized terms used but not otherwise defined have the meanings assigned to them in the Partnership Agreement.

The General Partner shall require any Trading Advisor retained by the Partnership to follow the trading policies set forth below. The following trading policies are applicable to the Partnership as a whole and do not apply to the trading of any individual Trading Advisor.

•	The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions in a given Futures Interest due to favorable price movement as margin specifically to buy or sell additional positions in the same or a related Futures Interest. Taking into account the Partnership’s open trade equity on existing positions in determining generally whether to acquire additional Futures Interest positions on behalf of the Partnership will not be considered to constitute “pyramiding.”

•	The Partnership will not under any circumstances lend money to affiliated entities or otherwise. The Partnership will not utilize borrowings except if the Partnership purchases or takes delivery of commodities. If the Partnership borrows money from the General Partner or any Affiliate thereof, the lending entity in such case (the “Lender”) may not receive interest in excess of its interest costs, nor may the Lender receive interest in excess of the amounts which would be charged the Partnership (without reference to the General Partner’s financial abilities or guarantees) by unrelated banks on comparable loans for the same purpose, nor may the Lender or any Affiliate thereof receive any points or other financing charges or fees regardless of the amount. Use of lines of credit in connection with its forward trading does not, however, constitute borrowing for purposes of this trading limitation.

•	The Partnership will not permit “churning” of the Partnership’s assets.

•	The Partnership will not purchase, sell, or trade securities (except securities approved by the CFTC for investment of customer funds).

•	The Trading Advisors will trade only in those Futures Interests that have been approved by the General Partner. The Partnership normally will not establish new positions in a Futures Interest for any one contract month or option if such additional positions would result in a net long or short position for that Futures Interest requiring as margin or premium more than 15% of the Partnership’s Net Assets. In addition, the Partnership will, except under extraordinary circumstances, maintain positions in Futures Interests in at least two market segments (i.e., agricultural items, industrial items (including energies), metals, currencies, and financial instruments (including stock, financial, and economic indexes)) at any one time.

B-1

•	The Partnership will not acquire additional positions in any Futures Interest if such additional positions would result in the aggregate net long or short positions for all Futures Interests requiring as margin or premium for all outstanding positions more than 66 2/3% of the Partnership’s Net Assets. Under certain market conditions, such as an abrupt increase in margins required by a commodity exchange or its clearinghouse or an inability to liquidate open positions because of daily price fluctuation limits, or both, the Partnership may be required to commit as margin amounts in excess of the foregoing limit. In such event, the Trading Advisors will reduce their open positions to comply with the foregoing limit before initiating new positions.

•	The Trading Advisors will not generally take a position after the first notice day in any Futures Interest during the delivery month of that Futures Interest, except to match trades to close out a position on the interbank foreign currency or other forward markets or liquidate trades in a limit market.

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APPENDIX C

C-1

APPENDIX D

FORT Executing Brokers

Credit Suisse

Goldman Sachs

Deutsche Bank

Morgan Stanley

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